Exhibit 1

Joint Filing Agreement
May 31, 2017

In accordance with Rule 13d-1(k), as promulgated under the Securities Exchange Act or 1934, as amended, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D including any amendments thereto. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

The execution and filing of this agreement shall not be construed as an admission that the below-named parties are a group or have acted as a group.

Dated: June 8, 2017

ROYAL DUTCH SHELL PLC

By:	/s/ Linda Szymanski
Name: Linda Szymanski
Title: Company Secretary

SHELL PETROLEUM N.V.

By:	/s/ Linda Szymanski
Name: Linda Szymanski
Title: Director

SHELL GAS B.V.

By:	/s/ Stephen Rees
Name: Stephen Rees
Title: Director